Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Paul K.Suijk
Senior Vice President and CFO
(804) 287-5694

CADMUS COMMUNICATIONS REPORTS THIRD QUARTER RESULTS

Continued Growth in Content Services and Improved Profitability in

Packaging Drive Improved Performance

Strong Cash Flow Leads To Further Debt Reduction of $9.4 Million

RICHMOND, VA (April 29, 2004) — Cadmus Communications Corporation (Nasdaq/NM: CDMS) today announced net sales of $113.6 million for the third quarter of its fiscal year 2004, a slight increase from $113.4 million in last year’s third quarter. Operating income was $9.1 million and net income was $3.5 million, or $0.38 per share, for the third quarter of fiscal 2004, compared to operating income of $7.5 million and net income of $2.2 million, or $0.24 per share, in the third quarter of fiscal 2003.

Adjusted as described below,1 operating income for the third quarter of fiscal 2004 was $9.2 million, an increase from $8.6 million in the prior year period, and income was $3.6 million, or $0.39 per share, for the third quarter of fiscal 2004, an increase from $2.9 million2, or $0.32 per share, in last year’s third quarter. The results for the third quarter of fiscal 2004 also include a reversal of a valuation allowance for certain deferred tax assets. The resulting positive change in income tax rate, which resulted in a lower year-to-date effective tax rate that the Company believes is sustainable, accounted for $0.03 per share of the increase in net income per share for the third quarter of fiscal 2004.

Highlights for the third quarter were as follows:

•	Net sales rose slightly from last year’s third quarter to $113.6 million as double-digit growth in STM content services and continued growth in overall STM services and specialty packaging services offset lower special interest magazine revenues;

•	Operating income rose 7% from last year’s third quarter to $9.2 million and operating income margins increased to 8.1%;

•	Operating margins in specialty packaging increased to 10.4% from 5.1% last year;

•	EBITDA rose 6% from last year’s third quarter to $14.1 million and EBITDA margins rose to 12.4%; and

•	Total debt (including securitization) decreased by $9.4 million during the quarter, bringing our total debt to EBITDA ratio[3] on a trailing 12-month basis to less than 3.1 to 1.

[1]	Refer to the portion of this release entitled “Use of GAAP and Non-GAAP Measures” for a complete description of the Company’s use of non-GAAP measures and the rationale for their inclusion in this release.
[2]	The Company adopted SFAS 142 in the first quarter of fiscal 2003 and, as a result, there was a cumulative effect of a change in accounting principle for that period.
[3]	Total debt/EBITDA is a measure used internally to measure our on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities. This ratio is computed as our total debt divided by EBITDA for the twelve-months ended March 31, 2004, all as defined in our senior bank credit facility.

Bruce V. Thomas, president and chief executive officer, remarked, “We are pleased with this quarter’s performance. In addition to double-digit earnings per share growth, we also reduced debt significantly, delivered steady improvement in EBITDA, and achieved higher operating margins – both sequentially and year-over-year. Two portions of our business had particularly strong quarters. First, our STM content services had another strong quarter, registering a double-digit increase in revenues. This increase was a result of an overall growth in pages in the STM market generally, volume growth in our India-based KnowledgeWorks Global Limited4 venture, and growing acceptance of our digital rights management and reprint marketing service offerings. Second, our specialty packaging business continued to show improved sales and an impressive increase in operating margins. Both the growth and the improved profitability are the result of increased volume from our healthcare and consumer products customers and growth from our Global Packaging Solutions division. These two portions of our business have had solid performance all year long and appear well-positioned going forward.”

Continuing, Mr. Thomas stated, “We had another challenging quarter for our special interest magazine business, as we continue to experience pricing pressures in this market. However, we began to see improvements this quarter in operating results as a result of the actions we have taken to manage cost and volume more effectively. While we are certainly not where we want to be long-term, our efforts are having a positive impact on the operations. We are also encouraged by the success we are having in this market with our MediaWorks™ suite of digital asset and workflow management tools5. While still relatively embryonic, this service offering has potential to shift our services/print mix in this market.”

Paul K. Suijk, senior vice president and chief financial officer, added, “We are extremely pleased with our cash flow and $9.4 million reduction in debt for this quarter. We have continued to focus on working capital initiatives to further de-leverage the Company. This quarter we reduced our overall gross receivables due to strong collections, we experienced reduced capital spending needs, and we accelerated certain payments to some of our larger vendors, thereby reducing our accounts payable. This combination of lower debt and improved EBITDA has reduced our total debt to EBITDA ratio on a trailing 12-month basis to less than 3.1 to 1.”

Suijk continued, “As part of our on-going focus to improve our capital structure, we have taken several actions to improve our flexibility, reduce our cost of capital and improve shareholder value. As previously announced, we will redeem our $6.4 million, 11.5% subordinated promissory notes on May 3, 2004 using availability under our senior bank credit facility, which was refinanced in January. In addition, we announced today our tender offer to redeem our $125 million, 9.75% senior subordinated notes. We believe these efforts will reduce our annual interest expense going forward, provide sufficient liquidity to meet our operating requirements for working capital and capital expenditures, and support accelerated, yet disciplined, growth and entry into new content-rich markets.”

Third Quarter and Year-to-Date Operating Results Review

Net sales for the fiscal third quarter totaled $113.6 million compared with $113.4 million last year, an increase of less than 1%. Publisher Services segment sales were $97.3 million, a decrease of less than 1% from $98.0 million last year, as a result of continued pricing pressures in the special interest magazine business offset by continued growth in STM services. Specialty Packaging segment sales were $16.4 million, an increase of 6% from $15.5 million, as this division continued to gain new projects from existing healthcare and consumer products customers and completed several one-time projects from other customers.

Operating income, adjusted as described below, was $9.2 million or 8.1% of net sales in the third quarter, compared to $8.6 million or 7.6% of net sales last year.6 Income, adjusted as described below, totaled $3.6 million, or $0.39 per share, for the fiscal third quarter compared with $2.9 million, or $0.32 per share,

[4]	For additional information on KnowledgeWorks Global Limited, visit www.kwglobal.com.
[5]	For additional information on MediaWorks™, visit www.cadmusspecialtypubs.com.
[6]	On a GAAP basis, operating income of $9.1 million was 8.0% of net sales for the third quarter of fiscal 2004, compared to $7.5 million, or 6.6% in last year’s third quarter.

in last year’s third quarter. Cash generated from operations resulted in a decrease in total debt (including securitization) of $9.4 million for the quarter. As a result of terminating our accounts receivable securitization program in January in connection with our new senior bank credit facility, our balance sheet this quarter reflects the impact of repurchasing those receivables previously sold.

Net sales for the first nine months of fiscal 2004 totaled $335.8 million compared with $332.6 million last year, an increase of 1%. Publisher Services segment sales were $286.9 million, a decrease of less than 1% from $289.3 million last year. Specialty Packaging segment sales were $49.0 million, an increase of 13% from $43.3 million last year. For the nine months ended March 31, 2004, operating income, adjusted as described below, was $25.2 million, or 7.5% of net sales, compared to $24.1 million, or $7.2% of net sales last year.7 Income for the first nine months, adjusted as described below, totaled $8.9 million, or $0.96 per share, compared to $7.6 million, or $0.84 per share, last year.8 Cash flows generated from operations, offset by the $7.8 million cash contribution to the frozen defined benefit pension plan in the first quarter of fiscal 2004, were used to reduce total debt (including securitization) by $10.0 million during the first nine months of fiscal 2004.

Outlook for Fiscal 2004

Commenting on the Company’s outlook for the remainder of fiscal 2004, Mr. Thomas stated, “We believe that we are in a position to sustain our track record of year-over-year improved earnings throughout fiscal 2004 and, assuming that industry and economic conditions do not deteriorate and we continue to obtain the expected benefits from our key initiatives, our target for fiscal 2004 remains unchanged. We expect total debt reduction for the fiscal year to be in the $10-12 million range, even after giving effect to the first quarter pension contribution of $7.8 million.”

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this release the following non-GAAP financial measures: (1) “operating income” and “operating income margin” adjusted to exclude restructuring and other charges of $0.1 million and $0.2 million for the three and nine months ended March 31, 2004, respectively, and $1.1 million and $10.1 million for the three and nine months ended March 31, 2003, respectively, (2) “income before cumulative effect of a change in accounting principle” adjusted in the same manner and for the same items as operating income, (3) “earnings per share” adjusted to exclude the restructuring and other charges in the same manner as operating income for the three and nine months ended March 31, 2004 and 2003, and to exclude the impact of the $56.3 million cumulative effect of a change in accounting principle for the nine months ended March 31, 2003, which was recorded upon the Company’s adoption of SFAS 142; and (4) “EBITDA” and “EBITDA margin” as a percent of net sales with EBITDA being defined by the Company as earnings before interest, taxes, depreciation, amortization and securitization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation of EBITDA. For each of these non-GAAP financial measures, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure (see Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures Table, attached).

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current operating structure; (2) the exclusion of the cumulative effect of a change in accounting principle permits comparisons without the impact of financial results driven solely by the adoption of new accounting pronouncements, and (3) EBITDA and EBITDA margin as a percent of net sales are useful measures of operating performance before the impact of investing and financing transactions, making comparisons

[7]	On a GAAP basis, operating income of $25.0 million was 7.4% of net sales for the nine months ended March 31, 2004, compared to $14.0 million, or 4.2% of net sales for the comparable period last year.
[8]	On a GAAP basis, income before the cumulative effect of a change in accounting principle was $8.7 million, or $0.94 per share, for the nine months ended March 31, 2004, compared to $1.0 million, or $0.11 per share, last year.

between companies’ earnings power more meaningful and providing consistent quarter over quarter comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) significant price pressure in the markets in which we compete, (5) the loss of significant customers or the decrease in demand from customers, (6) our ability to continue to obtain improved efficiencies and lower production costs, (7) the financial condition and ability to pay of certain customers, (8) the impact of industry consolidation among key customers, and (9) our ability to operate effectively in markets outside of North America. Other risk factors are detailed from time to time in our other Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Net sales	$113,619	$113,437	$335,847	$332,558

Operating expenses:
Cost of sales	92,322	91,313	274,577	269,229
Selling and administrative	12,105	13,536	36,089	39,245
Restructuring and other charges	120	1,130	221	10,051

	104,547	105,979	310,887	318,525

Operating income	9,072	7,458	24,960	14,033

Interest and other expenses:
Interest	3,649	3,617	10,700	11,072
Securitization costs	41	131	296	495
Other, net	142	133	293	264

	3,832	3,881	11,289	11,831

Income before income taxes and cumulative effect of a change in accounting principle	5,240	3,577	13,671	2,202

Income tax expense	1,704	1,405	4,965	1,239

Income before cumulative effect of a change in accounting principle	3,536	2,172	8,706	963

Cumulative effect of a change in accounting principle	—	—	—	(56,301)

Net income (loss)	$3,536	$2,172	$8,706	$(55,338)

Earnings per share, assuming dilution:
Income before cumulative effect of a change in accounting principle	$0.38	$0.24	$0.94	$0.11
Cumulative effect of a change in accounting principle	—	—	—	(6.24)

Net income (loss) per share	$0.38	$0.24	$0.94	$(6.13)

Weighted-average common shares outstanding	9,289	9,034	9,210	9,024

Cash dividends per common share	$0.05	$0.05	$0.15	$0.15

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2004 (Unaudited)	June 30, 2003
Assets:
Cash and cash equivalents	$1,557	$566
Accounts receivable, net (A)	55,200	30,123
Inventories	20,683	22,347
Other current assets	7,081	8,928
Property plant and equipment, net	102,940	107,853
Other assets, net	135,615	135,109

Total assets	$323,076	$304,926

Liabilities and shareholders’ equity:
Accounts payable	$28,216	$33,681
Accrued expenses and other current liabilities	30,716	31,255
Current maturities of long-term debt	—	12,800
Restructuring reserve	186	1,110

Total current liabilities	59,118	78,846

Total debt (net of securitization at June 30, 2003):
Senior bank debt (matures 1/28/08) (A)	29,500	12,800
Senior subordinated notes (matures 6/1/09) (B)	125,000	125,000
Subordinated promissory notes (C)	6,415	6,415
Fair value of interest rate swap	1,867	2,590

Total debt (net of securitization)	162,782	146,805
Less current maturities of long-term debt	—	12,800

Total long-term debt	162,782	134,005

Other long-term liabilities	60,528	59,667
Shareholders’ equity	40,648	32,408

Total liabilities and shareholders’ equity	$323,076	$304,926

(A)	The Company terminated its accounts receivable securitization program in January 2004 concurrent with closing on the new senior bank credit facility, which replaced the senior bank credit facility that was to mature on March 31, 2004; therefore, the balance sheet reflects the impact of repurchasing those receivables previously sold.
(B)	The Company announced on April 29, 2004 a tender offer to redeem the senior subordinated notes.
(C)	The Company announced on April 2, 2004 that it would redeem, in full, the subordinated promissory notes, which were otherwise scheduled to mature on March 31, 2010. The redemption is scheduled to close on May 3, 2004.

SEGMENT INFORMATION

(in thousands, unaudited)

	Three Months Ended March 31		Nine Months Ended March 31
	2004	2003	2004	2003
Net sales:
Publisher Services	$97,266	$97,955	$286,895	$289,275
Specialty Packaging	16,353	15,482	48,952	43,283

Total net sales	$113,619	$113,437	$335,847	$332,558

Operating income:
Publisher Services	$10,115	$10,742	$28,561	$30,792
Specialty Packaging	1,700	782	3,049	1,466
Unallocated/other	(2,623)	(2,649)	(6,405)	(7,836)
Loss on sale of fixed assets	—	(287)	(24)	(338)
Restructuring and other charges	(120)	(1,130)	(221)	(10,051)

Total operating income	$9,072	$7,458	$24,960	$14,033

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended March 31,				Nine Months Ended March 31,
	2004		2003		2004		2003
Capital expenditures	$1,856		$3,335		$9,996		$9,559

Operating income, as reported	$9,072	8.0%	$7,458	6.6%	$24,960	7.4%	$14,033	4.2%
Restructuring and other charges (A)	120	0.1	1,130	1.0	221	0.1	10,051	3.0

Operating income, as adjusted	$9,192	8.1%	$8,588	7.6%	$25,181	7.5%	$24,084	7.2%

Income before cumulative effect of a change in accounting principle, as reported	$3,536	3.1%	$2,172	1.9%	$8,706	2.6%	$963	0.3%
Income tax expense	1,704	1.5	1,405	1.3	4,965	1.5	1,239	0.4

Income before income taxes and cumulative effect of a change in accounting principle, as reported	5,240	4.6	3,577	3.2	13,671	4.1	2,202	0.7
Restructuring and other charges (A)	120	0.1	1,130	1.0	221	0.1	10,051	3.0

Income before income taxes and cumulative effect of a change in accounting principle, as adjusted	5,360	4.7	4,707	4.2	13,892	4.2	12,253	3.7
Income taxes, as adjusted	1,744	1.5	1,789	1.6	5,040	1.6	4,657	1.4

Income before cumulative effect of a change in accounting principle, as adjusted	$3,616	3.2%	$2,918	2.6%	$8,852	2.6%	$7,596	2.3%

Earnings per share, assuming dilution:
Net income (loss), as reported	$0.38		$0.24		$0.94		$(6.13)
Cumulative effect of a change in accounting principle	—		—		—		6.24
Restructuring and other charges, net of taxes(A)	0.01		0.08		0.02		0.73

Earnings per share, assuming dilution, as adjusted	$0.39		$0.32		$0.96		$0.84

Net income (loss), as reported	$3,536	3.1%	$2,172	1.9%	$8,706	2.6%	$(55,338)	(16.6)%
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	56,301	16.9
Income taxes	1,704	1.5	1,405	1.3	4,965	1.5	1,239	0.4
Interest	3,649	3.2	3,617	3.2	10,700	3.2	11,072	3.3
Securitization costs	41	—	131	0.1	296	0.1	495	0.1
Depreciation	4,857	4.3	4,793	4.2	14,446	4.3	14,527	4.4
Amortization	163	0.2	—	—	490	0.1	—	—
Restructuring and other charges (A)	120	0.1	1,130	1.0	221	0.1	10,051	3.0

EBITDA	$14,070	12.4%	$13,248	11.7%	$39,824	11.9%	$38,347	11.5%

Margin percentages reflect percentage of net sales.

(A)	Restructuring and other charges were $0.1 million, net of tax, for the three and nine months ended March 31, 2004, and $0.7 million, net of tax, and $6.6 million, net of tax, for the three and nine months ended March 31, 2003, respectively.